Exhibit 10.7

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”) is made and entered into by and between IntelePeer, Inc. (the “Company” or “IntelePeer”) and Haydar Haba (“Executive” or “You”) (either party individually, “Party,” collectively, the “Parties”) as of May 6, 2011

WHEREAS, the Company desires to continue to retain the services of Executive as Chief Visionary Officer of the Company;

WHEREAS, the Parties desire to amend and restate, in its entirety, Executive’s prior Executive Employment Agreement dated November 12, 2004 as amended on June 30, 2006;

NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the Parties hereto agree as follows:

1.             Position and Duties:

A.            Position:  Executive shall continue to be employed by the Company as its Chief Visionary Officer (CVO) reporting to the Chief Executive Officer (CEO), and to the best of his ability all of the duties and functions attendant upon such offices.

B.            Duties:  Executive’s duties at the Company shall include all those duties customarily performed by the CVO, and other duties as requested by the CEO.

2.             Term of Employment:  Executive’s employment with the Company commenced November 12, 2004 (the “Start Date”) and may be terminated by the Executive or the Company at any time as set forth below.

3.             Compensation:  Executive shall be compensated by the Company for his services as follows:

A.            Base Salary:  Executive is paid a monthly salary of $20,871.58 ($250,459 on an annualized basis), subject to applicable withholding, in accordance with the Company’s normal payroll procedures (the “Base Salary”).  Executive’s Base Salary shall be reviewed on at least an annual calendar basis and may be increased, but will not be decreased, as determined by the Board in its sole discretion following a review of Executive’s job performance.

B.            Annual Bonus:  Executive is eligible to participate in the Company’s annual cash bonus plan with an annual target of 50% of Executive’s annual base salary (the “Annual Bonus”). Payment of the Annual Bonus is based upon the Company’s achievement of various financial and/or other goals established for Executive in writing by the Board in advance and is payable in the calendar year following the year in which the bonus is earned upon completion of the Company’s audit, but in no event later than March 15th of such calendar year; provided, however, that, in the event the Executive’s employment with the Company is terminated for reasons other than Cause (as defined below) before the end of a calendar year, the Annual Bonus for such calendar year shall be pro rated, based on term of service during that calendar year;

provided, however, that prorating the portion of the Annual Bonus that is based on individual performance only shall be done based on target for that portion of the bonus (currently for a performance ranking of “Successfully Meets Expectations”), and the prorating of the portion of the Annual Bonus that is based on Company performance only shall be done based on actual performance of the Company; provided further that such prorated portion of the Annual Bonus shall only be paid in accordance with the timing rules set forth above.  The objectives that govern Executive’s bonus eligibility for each calendar year of employment shall be based on a Board-approved business plan for such calendar years and portions of the bonus shall be paid on at least the same intervals that the Board has approved for annual bonus programs for other senior executives of the Company.  All bonuses described above will be subject to applicable withholding.

C.            Benefits:  Executive shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under any of the Company’s employee benefit plans, as such plans may be modified from time to time.  In addition, Executive shall be entitled to the benefits afforded to other members of senior management under the Company’s vacation, holiday and business expense reimbursement policies.  For purposes of the vacation policy the Executive will receive the greater of (i) four weeks of vacation per year or (ii) the Company vacation policy then in effect for senior management.

D.            Stock Option Grant:  Executive was previously granted options to purchase shares of IntelePeer common stock, each at an exercise price per share equal to the fair market value of one share of IntelePeer common stock on the date of grant (the “Options”).  The Options shall continue to vest pursuant to the terms set forth therein and shall remain subject to the terms and conditions of IntelePeer’s Amended and Restated 2003 Stock Option and Restricted Stock Plan (the “Plan”) and the stock option agreements that Executive previously signed.  However, Executive will be provided with an extension of the post-termination exercise period of the Options except where the termination of employment is for Cause, as defined below.  Except where the termination of employment is for Cause, the post-termination exercise period for the Options, to the extent vested, shall be extended until the earlier of (i) the date twelve (12) months after a termination of employment and (ii) the date on which the vested stock options would otherwise have expired even if Executive had remained employed.  This term shall override any inconsistent exercise period set forth in any stock option agreement.

E.             General Expenses:  Upon presentation of appropriate documentation, the Company shall pay, or reimburse the Executive for all ordinary and necessary expenses, in a reasonable amount, which the Executive incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which the Executive’s participation is in the best interest of the Company.

F.             Public Company Securities Upon Change of Control:  In the event the Company engages in negotiations with a corporation whose securities are registered under the Securities Act of 1933, as amended (a “Public Company Acquirer”) for a Change of Control of the Company in which Company stockholders receive securities of the Public Company Acquiror, and if it becomes evident in the course of such negotiations that the Public Company Acquiror will seek to secure Executive’s continuing service as an employee of or consultant to the Company or the Public Company Acquiror following the Change of Control, the Company shall use good faith efforts to negotiate with the Public Company Acquiror to take such steps as are appropriate to minimize any restrictions on transfer of any shares of the Public Company Acquiror that Executive receives in connection with the Change of Control.

4.             Benefits Upon Termination of Employment by Executive:  In the event of Executive’s voluntary termination from employment with the Company, Executive shall be entitled to no compensation or benefits from the Company other than those earned or accrued under Paragraph 3 above, through the date of his termination, including any unused vacation.

5.             Benefits Upon Termination by the Company:  Executive affirms that his employment may be terminated by the Company at any time, with or without cause, provided that, in the event of the termination of Executive’s employment by the Company for the reasons set forth below, Executive shall receive the following:

A.            Termination for Cause:  If Executive’s employment is terminated by the Company for Cause, as defined below, Executive shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3, and, in the case of the Option, the portion of the Option that has vested through the date of termination of employment. For purposes of this Agreement, a termination “for Cause” will mean a termination for any of the following reasons:  (i) Executive’s continued willful and material failure to perform his mutually agreed upon duties to the Company (other than due to his death or permanent disability) after there has been delivered to him a written demand for performance that describes the specific material deficiencies in his performance and the specific manner in which his performance must be improved, and which provides forty (40) business days from the date of notice to remedy such performance deficiencies; (ii) his engaging in an act of willful misconduct that resulted in a material adverse effect on the Company’s business; (iii) his being convicted of, or a plea of no contest to, a felony that impairs Executive’s ability to perform his duties with the Company; or (iv) his committing an act of fraud against, or willful misappropriation of property belonging to the Company that resulted in a material adverse effect on the Company’s business.

B.            Termination Without Cause / Resignation For Good Reason:  If Executive’s employment is terminated by the Company for any reason other than (i) for Cause or (ii) due to Executive’s death or Permanent Disability, or if the Executive resigns for “Good Reason,” as defined below, Executive shall be entitled to all earned or accrued Base Salary, Annual Bonus and benefits under Paragraph 3 above, through the date of his termination, including any unused vacation, and, if Executive executes a general release of all known and unknown claims against the Company in a form reasonably acceptable to the Company, and such release has become effective within 45 days from the date of Executive’s termination, Executive shall be entitled to:

i.              If such a termination occurs prior to a “Change of Control,” as defined below, or more than twenty-four (24) months after a Change of Control, Company shall provide Executive severance of twelve (12) months of Executive’s Base Salary at his final Base Salary rate, paid in equal installments over a twelve month period in accordance with the Company’s then existing payroll schedule, and commencing on the first payday following the 45th day after

Executive’s termination (subject, however, to the 6 month delay of payment described in Section 13), and continued coverage for life insurance, healthcare and other benefit plans, programs and policies (including Directors’ and Officers’ Liability Insurance) to which the Executive was entitled to participate immediately prior to termination, for the six-month period following the date of termination.

ii.             If such a termination occurs within twenty-four (24) months after a Change of Control, (a) a one-time lump-sum payment equal twelve (12) months of Executive’s Base Salary at his final Base Salary Rate, (b) a pro rata Bonus payment through the date of termination, calculated as set forth in Section 3, above, (c) vesting of any then unvested Shares held by Executive, (d) a lump sum payment equal to any unused vacation for which the Executive is then entitled, and (e) continued coverage for life insurance, healthcare and other benefit plans, programs and policies (including Directors’ and Officers’ Liability Insurance) to which the Executive was entitled to participate immediately prior to termination for the twelve-month period following the date of termination.  All such amounts shall be payable on the first payday following the 45th day after Executive’s termination date (subject, however, to the 6 month delay of payment described in Section 13).

All payments and benefits described in this Section 5(B) shall be subject to applicable withholding.  Any continuation of healthcare coverage in accordance with the foregoing shall be accomplished by Company payment of COBRA premiums for such continued coverage until the earlier of the expiration of the applicable period described above or the date the Executive becomes eligible for other employer-provided group health plan coverage.  The Company may include the fair market value of the cost of COBRA coverage in the Executive’s taxable income.

For purposes of this Agreement, a “Change of Control” means the occurrence of any of the following events: (a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities other than in a private financing transaction approved by the Board of Directors; or (b) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company; or (c) a merger or consolidation in which the Company is a party and in which the stockholders of the Company before such ownership change do not retain, directly or indirectly, at a least majority of the beneficial interest in the voting stock of the Company after such transaction other than a merger or consolidation with a wholly-owned subsidiary of the Company; or (d) an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.  Notwithstanding the foregoing, “Change of Control” shall be limited to a “change in control event” as described in Section 409A of the Internal Revenue Code (the “Code”) and the Treasury Regulations thereunder.

For the purposes of this Agreement, “Good Reason” shall mean that Executive resigns his employment after (i) relocation of his principal office more than twenty-five (25) miles from its current location; (ii) his then-current annual base salary and/or bonus plan are reduced by the Company; (iii) a material reduction in his then-current benefits; or (iv) a material adverse change in his authority, responsibilities or duties as measured against his authority, responsibilities or duties immediately prior to such change; provided, however, that with respect to each of the foregoing, he must (a) within ninety (90) days following its occurrence, deliver to the Company a written explanation specifying the specific basis for his belief that he is entitled to terminate his employment for Good Reason and (b) give the Company an opportunity to cure any of the foregoing within thirty (30) days following delivery of such explanation.

As a condition of receiving the severance benefits under Section 5(B), the Executive shall execute and not revoke a general release of claims, such that the release becomes effective no later than forty-five (45) days following the termination date.

6.             Non-Disclosure, Invention Assignment, Non-Competition, and Non-Solicitation Agreement:  Executive will continue to abide by the terms of the Company’s Non-Disclosure, Invention Assignment, Non-Competition, and Non-Solicitation Agreement (“Proprietary Rights Agreement”), which Executive signed on June 30, 2006, and which is expressly incorporated herein by reference.

7.             Non-Solicitation:  Executive agrees that in the event of his termination at any time and for any reason, he shall not, for a period of one (1) year after the date of termination, without the Company’s prior written consent, directly or indirectly, in any capacity whatsoever, induce or attempt to induce any person who is an employee or contractor of the Company or any of its affiliates to terminate his or her relationship with the Company or any of its affiliates.

8.             Interpretation:  Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

9.             Successors and Assigns:  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  In view of the personal nature of the services to be performed under this Agreement by Executive, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

10.           Entire Agreement:  This Agreement and the Proprietary Rights Agreement which is expressly incorporated herein by reference, constitute the entire employment agreement between Executive and the Company regarding the terms and conditions of his employment.  This Agreement supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive’s working relationship with the Company.

11.           Validity:  If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in anyway be affected or impaired thereby.

12.           Indemnification:  The Company hereby covenants and agrees to defend, indemnify and hold harmless the Executive fully, completely, and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including all legal fees and costs), losses, and damages resulting from the Executive’s performance of his duties and obligations under the terms of this Agreement as an employee of the Company and as a member of the Company’s Board of Directors.

13.           Section 409A Compliance; Section 280G:

A.            This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder.  The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition of any additional tax, penalty, or interest under Section 409A of the Code.  If the Company determines in good faith that any provision of this Agreement would cause Executive to incur an additional tax, penalty, or interest under Section 409A of the Code, the Parties agree that they will execute any and all amendments to this Agreement permitted under applicable law as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A of the Code or as otherwise needed to ensure that this Agreement complies with Section 409A of the Code.  The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect under this Agreement.  The Company shall not be liable for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

B.            For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

C.            With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, You, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

D.            “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of “deferred compensation” subject to Section 409A of the Code, Executive’s “separation from service” as defined in Section 409A of the Code.

E.             If a payment obligation under this Agreement arises on account of the Executive’s separation from service while Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Company), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after Executive’s death.

F.             Notwithstanding any other provision in this Agreement, if any amount payable to Executive may be an “excess parachute payment” under Section 280G of the Code, or any successor thereto, then the cash payments under this Agreement will be reduced to the extent necessary to avoid treatment as an excess parachute payment.

14.           Modification:  This agreement may be amended or modified only with the written consent of Executive and the Board of Directors of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	May 6, 2011	/s/ Haydar Haba
Haydar Haba

IntelePeer, Inc.

Dated:	May 6, 2011	By:	/s/ Andre Simone
Andre Simone, Chief Financial Officer

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